Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Diamond Hill Investment Group, Inc.:

We consent to the use of our reports dated February 25, 2021, with respect to the consolidated financial statements of Diamond Hill Investment Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, incorporated by reference herein.
/s/ KPMG LLP

Columbus, Ohio
May 12, 2021